DELTA FUNDING CORPORATION (LOGO)
1000 Woodbury Road
Woodbury, NY  11797-9003
800-225-5335  Website: http://www.deltafunding.com


February 25, 2000

MANAGEMENT ASSERTION

As of an for the year ended December 31, 1999, Delta Funding Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Delta Funding Corporation had in effect an errors and omissions policy in the amount of $10,000,000, and maintained a fidelity bond in the amount of $5,000,000.


Hugh Miller
President and Chief Executive Officer

Richard Blass
Executive Vice President and Chief Financial Officer

Frank Pellegrin
Executive Vice President, Loan Servicing


California: Licensed by the Department of Corporations under the California Residential Mortgage Lending Act. Georgia: Residential Mortgage Licensee.
Illinois: Residential Mortgage Licensee #4063. One Oak Hill Center, Suite 300, Westmont. IL 60599. Massachusetts: Massachusetts Mortgage Lender ML0635 New
Hampshire: Mortgage Banker. MB 2676; Second Mortgage Home Loan Lender, 3039-97MHL New Jersey: Licensed Mortgage Banker, New Jersey Department of Banking and Insurance. New York: Licensed Mortgage Banker-NYS Banking Department. Rhode Island: Licensed lender.